AMENDMENT NO. 7 TO RIGHTS AGREEMENT

This Amendment No. 7 dated as of February 13, 2001 (this "Amendment") hereby amends the Rights Agreement originally dated as of October 13, 1995, as amended on June 29, 1998, August 18, 1998, September 3, 1998, May 14, 1999, November 15,
1999 and April 12, 2000 (the "Agreement"), between Arch Wireless, Inc., a Delaware corporation formerly known as Arch Communications Group, Inc. (the "Company"), and The Bank of New York, a national banking association, as Rights Agent (the "Rights Agent").

                              W I T N E S S E T H:

WHEREAS, no Person has become an Acquiring Person as such terms are defined in the Agreement; and

WHEREAS, the Company has directed the Rights Agent to enter into this Amendment pursuant to Section 27 of the Agreement;

NOW, THEREFORE, in consideration of the premises and mutual agreements set forth herein, the parties hereby agree as follows:

1. Section 1(d) of the Agreement is hereby amended by deleting the last paragraph and substituting the following in lieu thereof:

          "Notwithstanding anything in this definition of Beneficial Ownership to the contrary, (A) the phrase "then outstanding," when used with reference to a Person's Beneficial Ownership of securities of the Company, shall mean the number of such securities then issued and outstanding together with the number of such securities not then actually issued and outstanding which such person would be deemed to own beneficially hereunder; (B) none of W. R. Huff Asset Management Co., L.L.C. (or its Affiliates), Credit Suisse First Boston Corporation (or its Affiliates), Whippoorwill Associates, Inc., together with its Affiliates, including, without limitation, any accounts and investment funds managed by it or its Affiliates or The Northwestern Mutual Life Insurance Company (or its Affiliates) shall be deemed the Beneficial Owner of any shares of Common Stock that are Beneficially Owned by any other Person solely as a result of any such Person's execution and performance of any Standby Purchase Commitment (as such term is defined in the Plan and Agreement of Merger between the Company, Farm Team Corp., a wholly-owned Subsidiary of the Company, MobileMedia Corporation and MobileMedia Communications, Inc., dated as of August 18, 1998); (C) no Person shall be deemed the Beneficial Owner of any shares of Common Stock that are Beneficially Owned by any other Person solely as a result of such Person's, or such other Person's service as a member of any committee or working group of debtholders of Paging

          Network, Inc. or the Company; and (D) Common Stock shall be deemed to include shares of Common Stock issuable upon conversion of shares of the Company's Series C Convertible Preferred Stock, $.01 par value per share.


2. Section 1(ii) of the Agreement is hereby deleted in its entirety and the following substituted in lieu thereof:

          (ii) "Exempted Person" shall mean (A) AWI Spectrum Co., LLC ("AWI") and (B) Nextel Communications, Inc., Unrestricted Subsidiary Funding Company and their respective Affiliates and Associates (collectively, the "Nextel Entities"), unless and until such time as AWI or such Nextel Entities, as the case may be, directly or indirectly become the Beneficial Owner of Common Stock in excess of the Exempt Threshold. For purposes of this Agreement, the Exempt Threshold shall mean that percentage of the Common Stock equal to the sum of (X) 0.5% of the shares of Common Stock then outstanding plus (Y) the percentage of shares of Common Stock then outstanding represented by shares received as a dividend on, or as a result of any redemption or conversion of, shares of the Company's Series F Cumulative Redeemable Preferred Stock, $.01 par value per share.


3. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all of such counterparts shall together constitute but one and the same Amendment.

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IN WITNESS WHEREOF, the parties have caused this Amendment No. 7 to be duly executed and their respective corporate seals to be hereunto affixed and attested as of the day and year first written above.


                                        ARCH WIRELESS, INC.
Attest:


  /s/ Patricia Gray                     By:    /s/ J. Roy Pottle
-------------------------------            ------------------------------------
Name:     Patricia Gray                 Name:      J. Roy Pottle
Title:    Secretary                     Title:     Executive Vice President
                                                   and Chief Financial Officer


          Seal

                                        THE BANK OF NEW YORK
Attest:


  /s/ John Sivertsen                    By:    /s/ Eon Canzius
-------------------------------            ----------------------------------
Name:     John Sivertsen                Name:    Eon Canzius
Title:    Vice President                Title:   Assistant Vice President

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